Exhibit 99.1
FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
SECOND QUARTER 2008 RESULTS
Company Declares Cash Dividend of $0.56 Per Share
HAMILTON, BERMUDA – July 22, 2008 – Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the second quarter ended June 30, 2008. For the quarter ended June 30, 2008, the Company’s total revenues were $17.4 million, consisting of $16.5 million in basic vessel charter hire and $900,000 in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the second quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.56 per share. The dividend is payable on August 5, 2008 to shareholders of record at the close of business on August 1, 2008.
Second Quarter Results
The additional charter hire earned during the second quarter of 2008 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product tankers. Of the $900,000 in additional charter hire, $600,000 was attributed to profit sharing for the two V-MAX vessels. The remaining $300,000 was attributed to additional charter hire from the Company’s two Panamax tankers and the Company’s two Product tankers that are currently eligible to earn additional hire. For these four vessels, the average time charter equivalent rates under the Company’s profit sharing agreements over the preceding twelve months were in excess of contractual minimum levels.
The Company’s operating expenses during the second quarter of 2008, including depreciation costs of $3.8 million and administrative expenses of approximately $834,000 were $9.9 million. The Company’s interest expense, net of interest income for the second quarter of 2008, was $3.3 million. This expense represents interest under the Company’s $229.5 million, secured credit facility with The Royal Bank of Scotland plc.
The Company’s net income for the second quarter of 2008 was increased by an unrealized gain of approximately $7.3 million, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc.

As a result, the Company’s net income for the second quarter of 2008 was $11.5 million, or $0.74 per share. Excluding the effect of the unrealized gain on the interest rate swap, the Company’s net income for the second quarter of 2008 was $4.2 million, or $0.27 per share.
Business Update
All of Arlington’s eight vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The charters have terms that expire at various dates, with the charters for four vessels expiring in 2009, the charters for two vessels expiring in 2010 and the charters for two vessels expiring in 2011. All of the charter contracts also include options to extend the terms of the charters. During the second quarter of 2008, the Company announced that Stena had exercised the first of its three one-year options for the Stena Companion and Stena Concord, and its 30-month options for the Stena Contest and Stena Concept.
Each charter contract provides for fixed-rate basic charter hire during the operating period. In addition to the fixed-rate basic charter hire, the Company’s two V-MAX vessels, two Panamax tankers and two of the Company’s four Product tankers currently have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. As a result of Stena’s exercise of the option to extend the charters for the Stena Contest and Stena Concept, these vessels will have the possibility of receiving additional charter hire during the 30-month period from January 5, 2009 through July 4, 2011. Tanker freight rates are volatile and additional charter hire for the Panamax and Product tankers is not guaranteed. The Company’s two V-MAX vessels are receiving additional hire from the time charterers through profit sharing arrangements based on sub-charters with Sun International and Eiger Shipping, SA, an affiliate of the shipping branch of LukOil International Trading and Supply Company.
“We are very pleased with overall results for the second quarter of 2008. Arlington has consistently delivered on its dividend guidance and our profit sharing arrangements generated positive cash flows for dividend distribution for the fifteenth consecutive quarter since we commenced operations in 2004,” said Edward Terino, Chief Executive Officer, President and Chief Financial Officer of Arlington.
Dividend Policy
Arlington has paid quarterly cash dividends in amounts substantially equal to the charter hire revenues received, less cash expenses and any cash reserves established by the Company’s Board of Directors.
The Company estimates the amount of cash available for dividends for fiscal 2008 to be approximately $2.23 per share. The 2008 full year guidance does not reflect any future additional hire revenues that the Company may receive from the profit sharing arrangements for its two Panamax and two eligible Product tankers in 2008. However, the estimate for 2008 does include all additional hire revenues earned in the first and second quarters of 2008, and additional hire expected to be earned during the remainder of 2008 from the sub-charters of the Company’s V-MAX vessels to Sun International and Eiger Shipping, SA.
The Company’s forward-looking guidance for its cash dividends is based on the basic charter hire for all of the vessels and estimated additional hire from profit sharing arrangements for the Company’s V-MAX vessels while they are sub-chartered to Sun International and Eiger Shipping, SA. Since additional hire revenues from profit sharing arrangements for the Company’s two Panamax tankers and the two Product tankers that are currently eligible for profit sharing are based on spot market rates which are volatile, the Company does not provide any forward-looking estimate of additional hire related to these vessels in its guidance.
The Company expects to announce its next dividend on October 21, 2008 and to pay that dividend on or about November 4, 2008.
Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized gain or loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., which effectively fixes the interest rate of the Company’s debt. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items that may change from quarter to quarter. Management believes that the unrealized gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. The Company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.

	Arlington Tankers Ltd. (In thousands, except per share data)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Net income (GAAP)	$11,515	$8,534	$9,037	$12,384

Unrealized (gain) on interest rate swap	(7,284)	(3,408)	(170)	(2,331)

Net income (non-GAAP)	$4,231	$5,126	$8,867	$10,053

Basic and diluted net income per share:
GAAP	$0.74	$0.55	$0.58	$0.80

Non-GAAP	$0.27	$0.33	$0.57	$0.65

Shares used in per share calculations:
Basic and diluted	15,500,000	15,500,000	15,500,000	15,500,000

About Arlington Tankers
Arlington Tankers Ltd. is an international, seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight, modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 4.7 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels, additional hire that may be earned in the future, and the exercise by the charterers of options to extend the terms of the charters of certain of the Company’s vessels. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many important factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the possibility that the Company’s strategic alternatives analysis may not result in the Company entering into a transaction, the possibility that any transaction entered into may not be consummated, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.
Contact:
Arlington Tankers Ltd.
Edward Terino, President, Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenue	$17,439	$17,775	$34,996	$35,117

Operating expenses:
Vessel operating expenses	5,179	5,014	10,430	9,965
Depreciation	3,848	3,819	7,610	7,595
Administrative expenses	834	614	1,457	1,142

Total operating expenses	9,861	9,447	19,497	18,702

Operating income	7,578	8,328	15,499	16,416

Other income (expenses):
Interest income	67	213	197	429
Interest expense	(3,414)	(3,415)	(6,829)	(6,792)
Unrealized gain on interest rate swap	7,284	3,408	170	2,331

Other income (expenses), net	3,937	206	(6,462)	(4,032)

Net income	$11,515	$8,534	$9,037	$12,384

Net income per share	$0.74	$0.55	$0.58	$0.80

Weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2008	Dec. 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,375	$6,274
Short-term investments	—	12,500
Accounts receivable	908	304
Prepaid expenses and accrued income	134	184

Total current assets	13,417	19,262

Vessels, net	321,720	329,330
Deferred debt issuance costs	598	717

Total assets	$335,735	$349,309

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$1,063	$451
Unearned revenue	—	5,693

Total current liabilities	1,063	6,144

Interest rate swap agreement at fair value	7,283	7,453
Long term debt	229,500	229,500

Total liabilities	237,846	243,097

Shareholders’ equity	97,889	106,212

Total liabilities and shareholders’ equity	$335,735	$349,309